                       SETTLEMENT AGREEMENT, RESIGNATION,
                            AND FULL GENERAL RELEASE

     This Settlement Agreement, Resignation, and Release ("Agreement") is made and entered into on January 5, 1998 by and between PAYLESS CASHWAYS, INC. ("PAYLESS") and DAVID STANLEY ("STANLEY").

     WHEREAS, STANLEY was employed by PAYLESS on April 10, 1980, and is entitled to the benefits of an Employment Agreement dated as of June 16, 1995, as amended on August 20, 1997 (the "Employment Agreement"), and

     WHEREAS, PAYLESS and STANLEY mutually wish to terminate the employment status of STANLEY, and STANLEY'S employment with PAYLESS shall end on January 13, 1998; and

     WHEREAS, PAYLESS AND STANLEY have agreed that STANLEY shall retire as Chief Executive Officer and resign as a Director, but that for purposes of his severance benefits STANLEY'S termination shall be regarded as a termination of his employment without cause by PAYLESS;

     NOW THEREFORE, in consideration of the mutual promises, agreements and releases contained in this Agreement, the parties agree as follows:

1.  PAYLESS' AGREEMENTS

     1. EFFECTIVE DATE.

     PAYLESS acknowledges that the effective date of this Agreement shall be January 13, 1998 (the "Effective Date") and that STANLEY will not be required to perform services for PAYLESS after the Effective Date.

     2. SEVERANCE BENEFITS

PAYLESS agrees to provide STANLEY the severance benefits set forth below.

          1. Lump Sum Payment.

               (1) PAYLESS agrees to pay STANLEY on the Effective Date a lump sum payment (less applicable payroll deductions) in the amount set forth on
Schedule I hereto. As set forth in Schedule I, such lump sum payment consists of
(A) the amount that STANLEY would have received as base salary from the Effective Date through March 1, 1999 (the "Severance Period") (based on his base salary in effect on January 5, 1998), (B) the remaining amount due STANLEY under the PAYLESS Reorganization Retention Plan, and (C) an amount for unused earned vacation days through the Effective Date. In addition, PAYLESS shall pay STANLEY on the Effective Date or as promptly thereafter as is practicable an amount equal to any previously unreimbursed business expenses.

               (2) PAYLESS also agrees to pay, in lieu of contributions to the Payless Cashways, Inc. Employee Savings Plan which would otherwise have been made on STANLEY's behalf during the Severance Period, and in partial consideration for the Release of Liability contained herein in Paragraph B.2, an additional lump sum payment (less applicable payroll deductions) of $20,000 (Twenty Thousand Dollars).

          2. Continuation of Benefits. PAYLESS agrees that during the Severance Period it will provide STANLEY with health, life and dental benefits and other benefits substantially equivalent to those that STANLEY was receiving or entitled to receive under the Employment Agreement on January 5, 1998. Such benefits are described in Schedule II and shall be provided during the Severance Period (or, if longer, the period during which such benefits would have been provided at PAYLESS' expense under applicable plans of PAYLESS in effect on January 5, 1998). Except as may be indicated in Schedule II, such benefits shall be provided at the same coverage levels that were in effect on January 5, 1998, and such benefits shall be provided at PAYLESS' expense, subject to the same cost sharing provisions, if any, as existed on such date. After the Severance Period, STANLEY shall be eligible for COBRA continuation coverage of health, life, dental and disability benefits for a period of 18 months or such period as may then be provided by law. Notwithstanding the foregoing, STANLEY shall not be entitled to receive such benefits to the extent that STANLEY obtains other employment that provides comparable benefits during the twelve months following termination of employment, provided, however, that STANLEY is under no obligation to seek other employment during such period.

          3. Retirement Benefits. PAYLESS agrees that for purposes of determining the benefits payable to STANLEY under the Payless Cashways, Inc. Amended Retirement Plan (the "Pension Plan") and STANLEY's eligibility therefor, STANLEY's date of separation from PAYLESS shall be deemed to be March 1, 1999, his age shall be deemed to be his age on such date and the amount allocable to base pay included in the lump sum payment in paragraph A.2.a(i) shall be included in determining career average pay. If the terms of the Pension Plan do not permit the forgoing, then on the Effective Date PAYLESS shall pay STANLEY an amount equal to the present value of the additional retirement benefits that would have accrued had he continued to perform services for PAYLESS through the Severance Period at the same rate of compensation as was in effect on January 5, 1998. The present value payable hereunder shall be calculated using the GATT rate currently in effect under the Pension Plan.

          4. Car Allowance. PAYLESS also agrees to a lump sum payment (less applicable payroll deductions) of $8,400 in lieu of car allowance to be paid on the Effective Date.


3.       DEATH OF STANLEY

     The death of STANLEY prior to the expiration of this Agreement will not void this Agreement, but the terms thereof will survive his death. In the event that STANLEY dies prior to receipt of all sums set forth in section A.2. above, then any and all such remaining sums not yet received by STANLEY otherwise due under this Agreement shall become due and payable to the beneficiaries hereinafter listed: Principal Beneficiary: Trust under agreement dated March 6, 1995, between David Stanley, as Donor, and David Stanley and Jean B. Keffeler, as Trustees..

     4. STOCK INCENTIVE

     The parties acknowledge that STANLEY has no vested stock incentives.

     5. TELEPHONE, E-MAIL AND COMPUTER ACCESS

     For a period of three months after the Effective Date STANLEY will be provided telephone answering and e-mail services and remote access to the Company's Microsoft Outlook and Quicken programs.

     6. INDEMNIFICATION

     Set forth as Schedules III through V hereto are provisions of PAYLESS Certificate of Incorporation and Bylaws relating to Indemnification of directors and officers and an Indemnification Agreement dated November 26, 1997, between PAYLESS and STANLEY(collectively "Indemnification Provisions"). Such Indemnification Provisions are incorporated by this reference and made a part of this Agreement in their entirety. PAYLESS acknowledges and agrees that STANLEY and his estate are entitled to the benefit of such Indemnification Provisions notwithstanding his termination of service and that such provisions apply to his service as a director and officer of PAYLESS and any of its predecessors.
PAYLESS further acknowledges that the Indemnification Provisions obligate PAYLESS, among other matters, to indemnify STANLEY against any and all expenses (including costs and attorneys' fees) which be might incur as a witness or party with respect to that certain matter pending in the United States District Court for the Southern District of Iowa captioned PAYLESS Cashways, Inc. Partners [et. al.] v. PAYLESS Cashways, Inc. [et. al.]. PAYLESS agrees to honor such obligations with respect to such proceeding or any other proceeding to which STANLEY may become a party or witness by reason of the fact that he served as a director or officer of PAYLESS, except as may be provided in the Indemnification Provisions. PAYLESS further agrees that as to STANLEY, any amendments or changes to the Indemnification Provisions or the insurance coverages described in paragraph A.7 below will not adversely affect STANLEY without STANLEY's written consent, and that breach by STANLEY of any provision of this AGREEMENT will not constitute grounds by PAYLESS to change such coverages or to terminate its obligations under this Agreement or otherwise with respect to the Indemnification Provisions. PAYLESS and STANLEY agree that said Indemnification Agreement is hereby amended to delete section 9.6 thereof in its entirety.

7.       LIABILITY INSURANCE

     PAYLESS currently maintains $30 million in directors' and officers' liability insurance that provides coverage for STANLEY and other directors and officers of PAYLESS. The coverage period, including the run-off provisions provided for thereunder, continue through December 2, 2003. PAYLESS agrees to maintain such directors' and officers' liability insurance coverage or to provide similar coverage to STANLEY so that STANLEY will remain insured under similar coverage at current levels until December 2, 2003 with respect to the period of time that STANLEY served as a director or officer of PAYLESS. PAYLESS has given STANLEY a copy of such policy and will give him a copy of any amendment or rider promptly after it becomes effective.

     8. NON-COMPETE PROVISIONS

     PAYLESS agrees that the provisions of Section 5 of the Employment Agreement do not apply after the Effective Date.

     9. RELEASE OF LIABILITY

     PAYLESS releases STANLEY of all claims and demands of any kind, known or unknown, which it may have against STANLEY as of the Effective Date or which it may have had at any time before the Effective Date for any acts which STANLEY committed or omitted during his employment with PAYLESS. PAYLESS understands that it is releasing STANLEY, to the maximum extent permissible by law, from any liability which STANLEY may have had to it, known or unknown, at any time up to and including the Effective Date.

2.  STANLEY'S AGREEMENTS

     1. VOLUNTARY RESIGNATION

     STANLEY and PAYLESS acknowledge that STANLEY does and he does hereby retire from PAYLESS and voluntarily resign his employment as Chief Executive Officer and resign as a Director, effective as of the Effective Date. STANLEY and PAYLESS acknowledge that the resignation which is the subject of this Agreement has been effected by the mutual and amicable agreement of both parties.
Notwithstanding the foregoing STANLEY will, at PAYLESS' request, provide transitional advisory services to PAYLESS' acting Chief Executive Officer for a period ending April 30, 1998 and may continue to occupy his current office during the month of January, 1998. Such service will be performed without compensation other than reimbursement of business expenses. The hours (if any) during which STANLEY performs such transitional advisory services on any given day shall be determined by him, although he will use reasonable efforts to respond timely to accommodate the reasonable requests of PAYLESS' acting Chief Executive Officer for his services.

     2. RELEASE OF LIABILITY

     STANLEY releases PAYLESS from the terms of the Employment Agreement and acknowledges that further obligations of STANLEY and PAYLESS in that Employment Agreement are extinguished upon execution of this Agreement, except as specifically noted herein. STANLEY understands that he is releasing PAYLESS to the maximum extent permissible by law, from any liability which STANLEY believes PAYLESS may have had to him, at any time up to and including the date he signs this Agreement. STANLEY waives any legal right or claims STANLEY may have or may have had, including claims of race, color, national origin, sex or gender, age or disability discrimination, arising under the Title VII of the Civil Rights Acts of 1964, the Rehabilitation Act of 1973, the Civil Rights Act of 1866 (Section 1981), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the Missouri Human Rights Act, the Missouri Workers Compensation Act and the Missouri Service Letter Act and under any other federal, state, or local statute, regulation, or common law of any state, including any and all claims in tort or contract; provided, however, that nothing contained in this Release of Liability shall modify or in any way detract from the indemnification provisions of Paragraph A.5 herein.

     3. COOPERATION AGREEMENT

     STANLEY also agrees to cooperate and assist PAYLESS in the investigation and handling of any actual or threatened court action, arbitration or administrative proceeding or dispute involving any matter that arose during STANLEY's employment (including, but not limited to, testifying in deposition and/or court and providing information to PAYLESS). PAYLESS acknowledges and agrees that it is responsible for any and all expenses (including costs and attorneys' fees) that STANLEY may incur in connection with any such proceeding.

     4. ADEQUACY OF CONSIDERATION

     STANLEY acknowledges that the sum paid by PAYLESS under this Agreement is adequate consideration for STANLEY'S execution of this Agreement, and further acknowledges that the sum is in excess of the amounts to which he would be entitled under the existing Employment Agreement, policies or practices of PAYLESS.

     5. CONFIDENTIALITY AND NON-SOLICITATION

     STANLEY agrees that notwithstanding the provisions of this Agreement, the provisions of Section 4 of his Employment Agreement will continue to apply in accordance with their terms after the Effective Date.


3.  OTHER AGREEMENTS

     1. NON-DISPARAGEMENT

     STANLEY and PAYLESS acknowledge and agree that disparaging or critical statements made by STANLEY about PAYLESS or its board members, officers and employees of PAYLESS or disparaging statements made by board members or senior officers of PAYLESS about STANLEY would be uniquely detrimental to the interests of both parties. Therefore, STANLEY agrees to refrain from making such disparaging or critical statements about PAYLESS, or its board members, officers, and employees of PAYLESS, and PAYLESS agrees that PAYLESS' board members and senior officers (i.e. the Chairman, acting Chief Executive Officer, President and the senior vice presidents) will refrain from making such disparaging or critical statements about STANLEY. All other provisions of this Agreement notwithstanding, PAYLESS agrees that any statements made by STANLEY during any testimony given by him as part of any deposition, court hearing, trial, arbitration hearing or similar proceeding, shall not be considered a disparaging or critical statement, and STANLEY agrees that any statements made by PAYLESS or its board members, officers, and employees of PAYLESS during any testimony given by any of them as part of any deposition, court hearing, trial, arbitration hearing, or similar proceeding, shall not be considered a disparaging or critical statement.

     2. NO ADMISSION OF LIABILITY

     STANLEY acknowledges that this Agreement shall not in any way be construed as an admission by PAYLESS of any liability on the part of PAYLESS, and that all such liability is expressly denied by PAYLESS. Likewise, PAYLESS acknowledges that this Agreement shall not in any way be construed as an admission by STANLEY of any liability on the part of STANLEY and that all such liability is expressly denied by STANLEY.

     3. VOLUNTARY NATURE OF AGREEMENT AND ADVICE OF COUNSEL

     STANLEY acknowledges that he has read this Agreement and any attached exhibits, understands their terms, and signs the Agreement voluntarily of his own free will, without coercion or duress, and with full understanding of the significance and binding effect of the Agreement. STANLEY has consulted with his attorney before signing this Agreement. STANLEY further acknowledges that he has been represented by counsel with respect to his pending and potential claims and has thoroughly discussed all aspects of this Agreement with his attorney.

     4. CONSIDERATION PERIOD AND REVOCATION

     STANLEY received this Agreement on January 5, 1998. STANLEY acknowledges that he has had a reasonable lime. and has had adequate opportunity to consider the terms of the Agreement and whether or not to enter into the Agreement. STANLEY has twenty-one (21) calendar days, after the date STANLEY received the Agreement, within which to consider the Agreement, although he may return it sooner if he desires. STANLEY may revoke the Agreement by delivering a written notice of revocation to E. J. Holland, Jr ., Sr. Vice-President - Administration/Secretary, within seven (7) calendar days after STANLEY signs the Agreement. The provisions of this Agreement will become effective and enforceable on the Effective Date, which is the eighth (8th) calendar day following the date STANLEY signs the Agreement.

     5. BINDING EFFECT

     This Agreement will be binding upon STANLEY and his heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of PAYLESS and its successors and assigns. Similarly, this agreement will be binding on PAYLESS, its officers, agents and successors in interest and assigns and will inure to the benefit of STANLEY and his heirs, administrators, representatives, executors, successors and assigns.

     6. NEWS RELEASES

     PAYLESS agrees that before it makes any public announcements concerning the resignation of STANLEY in any newspaper, trade publication, radio, television, or other form of public communication, it will submit such a prepared announcement to STANLEY for his review and approval. No such announcement will be made without the prior approval of STANLEY. STANLEY agrees that his approval shall not be unreasonably refused.

     7. GOVERNING LAW

     This Agreement will be interpreted and enforced in accordance with the laws of the State of Missouri.

     8. SEVERABILITY

     Should any provision of this Agreement be declared or determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining parts, terms and provisions shall continue to be valid, legal and enforceable, and will be performed and enforced to the fullest extent permitted by law.

     9. COMPLETE AGREEMENT

     Except for the Indemnification Provisions and rights and obligations under directors' and officers' liability insurance policy referred to in paragraphs
A.6 and A.7, which this Agreement merely supplements but which otherwise remain in full force and effect, and except for the confidentiality and non-solicitation provision referred to in Paragraph B.5, this Agreement contains the entire agreement between STANLEY and PAYLESS with respect to the subject matter hereof and, except as otherwise noted herein, supersedes all prior agreements or understandings between them. No change or waiver of any part of this Agreement will be valid unless in writing and signed by both STANLEY and PAYLESS.

     10. ARBITRATION

     The parties hereby agree that any dispute arising hereunder or any claim for breach or violation of any item hereof shall be submitted to arbitration pursuant to the rules of the American Arbitration Association ("AAA") to a panel of three arbitrators selected by mutual agreement of the parties or, if the parties do not mutually agree on the arbitrators, in accordance with the rules of the AAA. The award determination of the arbitrators shall be final and binding upon the parties without right of appeal. Either party shall have the right to bring an action in any court of competent jurisdiction to enforce this Paragraph and to enforce any arbitrators' award rendered pursuant to this Paragraph. The venue for all proceedings in arbitration hereunder and for any judicial proceedings related thereto shall be in Kansas City, Missouri.


     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth first above written.

PAYLESS CASHWAYS, INC.                      DAVID STANLEY

By:  /s/ Peter G. Danis, Jr.                /s/  David Stanley
     -----------------------                ----------------------
Name:  Peter G.Danis, Jr.                   Date:  January 5, 1998

Title:  Chairman

Date:  January 5, 1998

                Schedule I to David Stanley Settlement Agreement
                         (Lump sum payment computation)



Severance Period Base Salary -                         $ 750,000.00
Unpaid Retention Bonus                                    97,500.00
Unused Vacation Through Effective Date                    62,500.00
                                                      -------------
                   Total                               $ 910,000.00

                Schedule II to David Stanley Settlement Agreement
                             (Benefit Continuation)



Group Medical/Vision
Group Dental
Group Life and Supplemental Death Benefits during the Severance Period, and a $650,000 life insurance policy thereafter
Annual Physical in early 1998
1997 Tax Preparation ($1,000 limit)

               Schedule III to David Stanley Settlement Agreement

                          CERTIFICATE OF INCORPORATION
                            INDEMNIFICATION PROVISION


                                  ARTICLE VIII
                           INDEMNIFICATION; INSURANCE

     The directors and officers of the corporation shall be indemnified to the maximum extent permitted by law. Without limiting the foregoing, each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation, or is or was serving, at the request of the corporation, as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation, to the fullest extent which it is empowered to do so by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, including attorneys' fees, and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the bylaws of the corporation, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. Expenses incurred by a director or officer of the corporation in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation as authorized by the Delaware General Corporation Law. The foregoing right of indemnification and advancement of expenses shall be a contract right and shall in no way be exclusive of any other rights of indemnification and advancement of expenses to which any such director or officer may be entitled by law, agreement, vote of stockholders or of disinterested directors or otherwise. All rights of indemnification and advancement of expenses hereunder shall survive any repeal or modification of this Article VIII as to any set of facts or proceeding then existing, shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a director or officer. The procedures with respect to indemnification shall be set forth in the bylaws of the corporation.

     The corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                Schedule IV to David Stanley Settlement Agreement

                                     BYLAWS
                           INDEMNIFICATION PROVISIONS


                                    ARTICLE V
                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

     Section 1. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the corporation or advance of expenses under Article VIII of the certificate of incorporation shall be made promptly, and in any event within thirty days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Section 2. Article Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision or the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 3. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors. Expenses (including attorneys' fees) incurred by employees and agents may be paid upon such terms and conditions, if any, as the board of directors deems appropriate; provided, that such expenses may only be paid by the corporation in advance of a proceeding's final disposition upon receipt of an undertaking by or on behalf of such employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     Section 4. Contract Rights. The provisions of this Article V shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the Delaware General Corporation Law or other applicable law are in effect, and any repeal or modification of this Article V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

     Section 5. Merger or Consolidation. For purposes of this Article V, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

                Schedule V to David Stanley Settlement Agreement

                            INDEMNIFICATION AGREEMENT